MIRATI THERAPEUTICS REPORTS FOURTH QUARTER AND FULL-YEAR 2020 FINANCIAL RESULTS AND RECENT CORPORATE UPDATES

SAN DIEGO – February 25, 2021 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a late-stage targeted oncology company, today reported financial results for the fourth quarter and full year of 2020, which reflect the company’s progress across its clinical and discovery pipeline and strength as it expands its operational structure and capabilities in preparation for potential commercialization in the United States.

“Our commitment to patients with cancer has enabled us to advance our two clinical programs, adagrasib and sitravatinib, as well as our preclinical pipeline. These preclinical programs include MRTX1133, a potentially first-in-class KRAS G12D selective inhibitor and a first-in-class synthetic lethal PRMT5 inhibitor,” said Charles M. Baum, M.D., Ph.D., president and chief executive officer, Mirati Therapeutics, Inc. “We have added significant new talent and capabilities across the organization which combined with our financial resources will allow us to accelerate and expand development across our pipeline.”

Corporate Updates:
•Announced a strategic research and development collaboration with MD Anderson Cancer Center to expand the clinical and preclinical evaluation of Mirati’s two investigational small molecule, potent and selective KRAS inhibitors, adagrasib, a G12C inhibitor, and MRTX1133, a G12D inhibitor, each as monotherapy and in combination with other agents.
•Entered into McKesson’s MYLUNG consortium (“Molecularly Informed Lung Cancer Treatment in a Community Cancer Network: A Pragmatic Consortium”), a collaborative research endeavor to deepen understanding of molecular testing barriers, improve care for patients with lung cancer, and expand the opportunity for patients to participate in clinical trials.
•Ended the fourth quarter with approximately $1.4 billion in cash, cash equivalents, and short-term investments.

Adagrasib:
•Initiated KRYSTAL-7 (849-007), a Phase 2 clinical trial of adagrasib in combination with pembrolizumab (KEYTRUDA®)1 in 1st line non-small cell lung cancer (NSCLC).
•Initiated an additional Phase 2 cohort of the KRYSTAL-1 (849-001) in patients with KRAS G12C and the STK11 co-mutation in 1st line NSCLC.
•Initiated KRYSTAL-12 (849-012), a Phase 3 clinical trial of monotherapy adagrasib versus docetaxel in 2nd line NSCLC.

•Plan to initiate by Q2 2021 KRYSTAL-10 (849-010), a Phase 3 clinical trial of adagrasib in combination with cetuximab (ERBITUX®)2 in 2nd line colorectal cancer.

1KEYTRUDA® is a registered trademark of Merck
2ERBITUX® is a registered trademark of Eli Lilly and Company in the U.S. and Merck KGaA outside the U.S.

Preclinical Updates:
•Advanced a first-in-class PRMT5 inhibitor, leveraging a synthetic lethal strategy in MTAP deleted cancers. This agent specifically inhibits the PRMT5 enzyme in the presence of methylthioadenosine (MTA), a nucleoside cofactor, which is uniquely elevated in cancers exhibiting the most commonly observed gene deletion event (MTAP/CDKN2A) across human cancers. Because PRMT5 is critical to the survival of normal human cells, the ability to specifically target the PRMT5/MTA complex in MTAP deleted cancer cells while sparing normal human cells is expected to offer a wide therapeutic index compared with conventional 1st generation PRMT5 or MAT2A inhibitors.

Financial Results for the Fourth Quarter 2020

•License and collaboration revenues for the three months ended December 31, 2020, were $1.7 million, and relate to the manufacturing supply services agreement with BeiGene. License and collaboration revenues for the twelve months ended December 31, 2020 were $13.4 million, of which $11.4 million related to a license agreement with ORIC Pharmaceuticals, Inc. and $2.0 million related to the manufacturing supply services agreement with BeiGene. License and collaboration revenues for the three and twelve months ended December 31, 2019 were $0.5 million and $3.3 million, respectively, and relate to the manufacturing supply services agreement with BeiGene.

•Research and development expenses for the fourth quarter of 2020 were $82.7 million, compared to $62.9 million for the same period in 2019. Research and development expenses for the year ended December 31, 2020 were $299.3 million, compared to $182.9 million for the same period in 2019. The increase in research and development expenses is due to an increase in expense associated with the development of adagrasib, MRTX1133, and other preclinical and early discovery activities, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expenses of $12.2 million during the fourth quarter of 2020, compared to $10.6 million for the same period in 2019, and $48.0 million during the year ended December 31, 2020, compared to $31.0 million for the same period in 2019.

•General and administrative expenses for the fourth quarter of 2020 were $25.3 million, compared to $12.2 million for the same period in 2019. General and administrative expenses for the year ended December 31, 2020 were $83.4 million, compared to $42.6 million for the same period in 2019. The increase is due primarily to an increase in share-based compensation expense and an increase in employee-related expenses and professional service expense. The Company recognized general and administrative-related share-based compensation expenses of $9.6 million during the fourth quarter of 2020, compared to $6.1 million for the same period in 2019, and $37.8 million during the year ended December 31, 2020, compared to $24.5 million for the same period in 2019.

•Net loss for the fourth quarter of 2020 was $101.1 million, or $2.08 per share basic and diluted, compared to net loss of $72.4 million, or $1.83 per share basic and diluted for the same period in 2019. Net loss for the year ended December 31, 2020 was $357.9 million, or $7.96 per share basic and diluted, compared to net loss of $213.3 million, or $5.69 per share basic and diluted for the same period in 2019.

•Cash, cash equivalents, and short-term investments were $1.4 billion at December 31, 2020.

About Mirati Therapeutics

Mirati Therapeutics is a late-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRAS G12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRAS G12D inhibitor, and other oncology discovery programs. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati Therapeutics, visit us at Mirati.com or follow us on LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts:

Investor Relations
Temre Johnson
(858) 332-3562
ir@mirati.com

Media Relations
Priyanka Shah
(908) 447-6134
media@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2020	December 31, 2019

Assets
Current assets
Cash, cash equivalents and short-term investments	$1,390,106	$415,050
Other current assets	13,537	9,357
Total current assets	1,403,643	424,407
Property and equipment, net	7,809	1,776
Long-term investment	15,629	—
Right-of-use asset	39,890	582
Other long-term assets	9,157	5,435
Total assets	$1,476,128	$432,200

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$71,472	$48,082
Deferred revenue and other current liabilities	—	824
Total current liabilities	71,472	48,906
Lease liability	41,905	—
Other liabilities	1,962	999
Total liabilities	115,339	49,905

Shareholders’ equity	1,360,789	382,295

Total liabilities and shareholders’ equity	$1,476,128	$432,200

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Revenues
License and collaboration revenues	$1,707	$526	$13,398	$3,335
Total Revenue	1,707	526	13,398	3,335

Operating Expenses
Research and development	82,705	62,941	299,349	182,866
General and administrative	25,338	12,231	83,412	42,573
Total operating expenses	108,043	75,172	382,761	225,439

Loss from operations	(106,336)	(74,646)	(369,363)	(222,104)

Other income, net	5,249	2,270	11,426	8,848

Net loss	$(101,087)	$(72,376)	$(357,937)	$(213,256)

Unrealized (loss) gain on available-for-sale investments	(699)	—	(130)	410

Comprehensive loss	$(101,786)	$(72,376)	$(358,067)	$(212,846)

Basic and diluted net loss per share	$(2.08)	$(1.83)	$(7.96)	$(5.69)

Weighted average number of shares used in computing net loss per share, basic and diluted	48,588	39,451	44,988	37,468